Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07121) pertaining to the Elco Textron Inc. Profit Sharing and Savings Plan of our report dated May 11, 2000, with respect to the financial statements and schedule of the Elco Textron Inc. Profit Sharing and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1999.

ERNST & YOUNG LLP
Providence, Rhode Island

June 21, 2000